As filed with the Securities and Exchange Commission on January 10, 2018

Registration Statement File No. 333-74590
Registration Statement File No. 333-110477

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-74590)
POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-110477)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Scientific Games Corporation
6601 Bermuda Road
Las Vegas, Nevada 89119
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Smail, Esq.
Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
(Name and address of agent for service)

(702) 897-7150
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

EXPLANATORY NOTE

On January 10, 2018, Scientific Games Corporation, a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, SG Nevada Merger Company, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of September 18, 2017 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Scientific Games Corporation” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at a special meeting of the stockholders of the Predecessor Registrant held on November 27, 2017. Unless the context otherwise requires, the term “the Company” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Class A common stock, par value $0.01 per share (“Predecessor Common Stock”), of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share, of the Registrant.

DEREGISTRATION OF UNREGISTERED SECURITIES

The Registrant is filing these Post-Effective Amendments No. 2 (“Post-Effective Amendments”) to the following Registration Statements on Form S-3 (“Registration Statements”), which have been previously filed with the Securities and Exchange Commission:

i.	Registration No. 333-74590 originally covering 5,447,588 shares of Predecessor Common Stock for resale by selling stockholders; and
ii.
Registration No. 333-110477 originally covering (a) $500,000,000 of debt securities for sale by the Company and shares of Predecessor Common Stock issuable upon conversion of the debt securities, (b) 10,000,000 additional shares of Predecessor Common Stock for sale by the Company and (c) 146,793 shares of Predecessor Common Stock for resale by selling stockholders.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that have not been sold at the termination of the offering, the Registrant hereby amends the Registration Statements to deregister any remaining securities registered and unsold under the Registration Statements. The securities are being removed from registration because the securities are no longer being offered or sold pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 10, 2018.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons, consisting of the Registrant’s principal executive officer, principal financial officer, principal accounting officer and a majority of the board of directors, on the dates indicated.

Name	Title	Date

/s/ Kevin M. Sheehan	Chief Executive Officer & Director (principal executive officer)	January 10, 2018
Kevin M. Sheehan

/s/ Michael A. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer)	January 10, 2018
Michael A. Quartieri

/s/ Michael F. Winterscheidt	Chief Accounting Officer (principal accounting officer)	January 10, 2018
Michael F. Winterscheidt

/s/ Richard M. Haddrill	Executive Vice Chairman of the Board of Directors and Director	January 10, 2018
Richard M. Haddrill

/s/ Peter A. Cohen	Vice Chairman of the Board of Directors and Director	January 10, 2018
Peter A. Cohen

/s/ M. Gavin Isaacs	Vice Chairman of the Board of Directors and Director	January 10, 2018
M. Gavin Isaacs

/s/ Viet D. Dinh	Director	January 10, 2018
Viet D. Dinh

/s/ Gerald J. Ford	Director	January 10, 2018
Gerald J. Ford

/s/ David L. Kennedy	Director	January 10, 2018
David L. Kennedy

/s/ Gabrielle K. McDonald	Director	January 10, 2018
Gabrielle K. McDonald

/s/ Barry F. Schwartz	Director	January 10, 2018
Barry F. Schwartz

/s/ Frances F. Townsend	Director	January 10, 2018
Frances F. Townsend